Exhibit F

                            NON-DISCLOSURE AGREEMENT
                            ------------------------

     This Agreement is made as of this 23rd day of February, 2005, between Exide Technologies with an address at 3150 Brunswick Pike, Suite 230, Lawrenceville, NJ 08648, hereinafter called the ("Disclosing Party"), and Soros Fund Management LLC, with an address at 888 Seventh Avenue, New York, New York 10106, hereinafter called the ("Receiving Party"). Both of the aforementioned are hereinafter referred to as the ("Parties").

     It is anticipated that the Disclosing Party may disclose to the Receiving Party certain technical and/or business information about the Disclosing Party, which the Disclosing Party regards as proprietary and/or confidential. The purpose of this Agreement is to set forth the terms and conditions under which such information will be maintained in confidence by the Receiving Party. In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. "Proprietary" or "Confidential Information", hereinafter also referred to as "Information", as used herein shall mean technical and/or business information which is disclosed by the Disclosing Party to the Receiving Party and is marked physically, designated orally, or would be reasonably understood as "Proprietary" or "Confidential".

     2. Notwithstanding any of the foregoing, the following shall not be deemed Information; information which is:

          a. in the public domain or falls into the public domain through no breach of this Agreement on the part of the Receiving Party;

          b. already known to the Receiving Party before it receives the information from the Disclosing Party;

          c. rightfully obtained by the Receiving Party from a third party who is not known by the Receiving Party to be under any obligation of confidentiality to the Disclosing Party;

          d. provided by the Disclosing Party to a third party not under any obligation of confidentiality;

          e.   developed independently by the Receiving Party; or

          f. approved for release by written authorization of the Disclosing Party.

     3. For so long as the Information is confidential the Receiving Party will:

          a. restrict disclosure of the Information solely to those of its employees, officers, directors, affiliates, consultants, counselors, agents, advisors, financial advisors, potential financing sources current investors and potential
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               investors in entities the Receiving Party may advise
               (collectively, "Representatives") with a need to know and not disclose it to third parties;

          b. advise its Representatives who receive Information of the obligation of confidentiality expressed in this Agreement (unless such persons have an independent obligation to keep such information confidential); and

          c. exercise and require Representatives to exercise due diligence and care in the protection of the Information of the Disclosing Party to no less a degree than used by the Receiving Party to protect its own information.

     4. The Disclosing Party agrees that, notwithstanding any other provision of this Agreement, the trading activities of any account managed by Soros Fund Management LLC, George Soros or their employees shall not be restricted in any way by the provisions of this Agreement so long as the persons directing such trading are not in receipt of any Information.

     5. The Receiving Party and the Disclosing Party each agree not to make any disclosure (other than to their respective Representatives):

          a. that the Parties are having or have had discussions, or that the Receiving Party has received information from the Disclosing Party,

          b.   that the Receiving Party is considering Information, or

          c.   concerning any discussions related to Information;

          provided that the Receiving Party may make such disclosure upon receiving the advice of its counsel that such disclosure is required by applicable law or regulations, in which case, the Receiving Party will notify the Disclosing Party as soon as possible (if it is legally permitted to do so), prior to making such disclosure if practicable and cooperate with the Disclosing Party's efforts to limit the further disclosure of such information (at the Disclosing Party's sole expense).

     6. The Parties agree that unless and until a definitive agreement between the two Parties with respect to any transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such transaction. If the Disclosing Party should elect at any time to terminate further access by the Receiving Party to the Information for any reason, the Receiving Party will, at its option, within ten business days either redeliver to the Disclosing Party or destroy all copies of the Information and notes or other material containing the Information, provided Receiving Party and its Representatives may retain one copy == of the Information required for regulatory and compliance purposes. Notwithstanding the return or destruction of Information, the Receiving Party will continue to be bound by the obligation of confidentiality pursuant to this Agreement for the term of this Agreement.


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     7.   This Agreement contains the entire Agreement between the Parties and supersedes any previous understandings, commitments, or agreements, oral or written.

     8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

     9. The obligations hereunder shall terminate two months from the date hereof.


     IN WITNESS WHEREOF, the Parties agree that the effective date of this Agreement shall be the date first set forth above.

Receiving Party:                        Disclosing Party:

Soros Fund Management LLC               Exide Technologies


By:    /s/ Richard D. Holahan, Jr.      By:    /s/ Stuart Kupinsky
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Name:  Richard D. Holahan, Jr.          Name:  Stuart Kupinsky
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Title: Assistant General Counsel        Title: General Counsel
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Date:  February 23, 2005                Date:  February 24, 2005
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